Free Writing Prospectus

VanEck Merk Gold Trust

2018-07-12 Gold Audit

0001546652

Pursuant to 433/163

333-180868

Inspectorate Reference: 18004817	Date: 12 July 2018

REPORT OF	:	AUDIT
CLIENT	:	Merk Investments LLC
TRUST	:	VanEck Merk Gold Trust
MATERIAL	:	Gold Bars
ACCOUNT NUMBER	:	4249
CUSTODIAN AND LOCATION	:	JP Morgan Chase Bank, N.A., London
AUDIT REFERENCE DATE	:	11 July 2018
AUDIT COMMENCED	:	12 July 2018
AUDIT COMPLETED	:	12 July 2018

This is to certify that in connection with the above consignment, we have represented the supplier, following the agreed procedures, and report the following:

Summary

The table set out below sets out the results for the Audit of Gold bullion in the vault as at 11 July 2018.

	Number of Bars	Fine weight
ADVISED	280	113,363.481	Tr.oz
FOUND	280	113,363.481	Tr.oz
VARIANCE	0	0.000	Tr.oz

All bars were deemed to be London Good Delivery, Large Gold Bars said to be purity 99.50% minimum, up to and including 99.99%.

Audit Procedure

1.	Reconciled the total weight of metal bullion as recorded by the Administrator to the Custodians records as at the same date.

2.	Visually checked each bar for the bar number and brand purity.

3.	Verified that the bar numbers, brand purity and number of bars for each individual batch or pallet matches the records supplied by the Custodian and Administrator.

4.	Compared the records of the Custodian against those provided by the Administrator and verified that the metal bullion bars are held in the name of the applicable account.

5.	Check weighed a random selection of metal bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules.

6.	Reconciled the weights reported as per the paperwork supplied by the Custodian and the Administrator.

Inspectorate International Limited 2 Perry Road, Witham Essex CM8 3TU T: +44(0) 1376 536800 F: +44(0) 1376 520819 E: witham.hq@inspectorate.com www.inspectorate.com

Registered in England No. 638315

Registered Address 2 Perry Road, Witham, Essex CM8 3TU

All services are rendered in accordance with our

General Conditions of Service, available on request or at
www.inspectorate.com/general_conditions_of_service

Page 1 of 2 Certified to ISO 9001:2008

Inspectorate Reference: 18004817	Date: 12 July 2018

7.	Reconciled the physical movement of bars which occurred during the inspection period and the completion date of the count.

8.	Reported any anomalies discovered by the above procedures back to the Administrator.

Anomalies

There were no anomalies identified in respect of the gold bars held by the custodian as at 11 July 2018 for the above numbered account.

Weighing

Scales were provided by JP Morgan Chase Bank, N.A., London

Calibration date below is external check date. Scales were calibrated with standard weights prior to weighing.

Scales used:

●	Manufacturer: Sartorius

●	Model Number: GBB14202S

●	Serial Number: 26003312

●	Calibration date: 25 May 2018

●	Weighing units & increments: 450 x 0.001 Tr.oz

The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only.

For and on behalf of

INSPECTORATE INTERNATIONAL LIMITED

/s/ Paul Alston
Paul Alston

Inspectorate International Limited 2 Perry Road, Witham Essex CM8 3TU T: +44(0) 1376 536800 F: +44(0) 1376 520819 E: witham.hq@inspectorate.com www.inspectorate.com

Registered in England No. 638315

Registered Address 2 Perry Road, Witham, Essex CM8 3TU

All services are rendered in accordance with our

General Conditions of Service, available on request or at
www.inspectorate.com/general_conditions_of_service

Page 2 of 2 Certified to ISO 9001:2008